SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INVESTMENT MANAGERS SERIES TRUST

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May 1, 2024

Dear Shareholder,

As a shareholder of the Bahl & Gaynor Income Growth Fund (the “Fund”), you received a proxy communication via e-mail or a proxy statement and proxy card in the mail in connection with the Special Meeting of Shareholders to be held on June 11, 2024.

Shareholders of the Fund are being asked to approve a new investment advisory agreement between Investment Managers Series Trust, on behalf of the Bahl & Gaynor Income Growth Fund, and Bahl & Gaynor, Inc.

After careful consideration, your Board of Trustees recommends shareholders vote FOR the proposal. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

How will the Proposals affect my investment?

It is important for you to know:

➢	There will be a substantial decrease in your management fees and expenses.
➢	The Fund’s investment objective and principal investment strategies will not change as a result of the new investment advisory agreement.

Please join your fellow shareholders by taking a few minutes to vote by following the instructions below:

Vote by Phone by calling 1-833-876-2453 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1-833-876-2453. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

Peter Knipe

Managing Director

Bahl & Gaynor

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